UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

CITI TRENDS, INC.
(Name of Registrant as Specified in Its Charter)

MACELLUM SPV III, LP MACELLUM MANAGEMENT, LP MACELLUM ADVISORS GP, LLC JONATHAN DUSKIN THERESA R. BACKES PAUL METCALF PETER R. SACHSE KENNETH D. SEIPEL
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Macellum Advisors, GP, LLC, together with the other participants named herein (collectively, “Macellum”), intend to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation (the “Company”).

On April 1, 2019, Macellum issued the following press release and letter to stockholders of the Company:

Macellum Issues Letter to Stockholders of Citi Trends

Troubled by Board’s Unwillingness to Resolve the Urgent Need for Board Refreshment

Macellum Addresses Inaccurate and Misleading Statements in Citi Trends’ Disappointing Open Letter

New York, New York (April 1, 2019) -- Macellum SPV III, LP, Macellum Advisors GP, LLC, and certain of their affiliates (collectively, "Macellum"), which own approximately 3.8% of the Common Stock of Citi Trends, Inc. (NASDAQ: CTRN) (the “Company” or “Citi Trends”), issued a letter to its fellow stockholders highlighting the urgent need for immediate and significant change to the composition of the board of directors of the Company (the “Board”) and addressing recent statements made by certain members of Citi Trends’ management and Board in the Company’s March 28th letter.

The full text of the letter can be found below:

Dear Fellow Stockholders,

Macellum Advisors GP, LLC, together with its affiliates (collectively, "Macellum" or "we"), is a large, long-term stockholder of Citi Trends, Inc. ("Citi Trends" or the "Company"), having initially acquired shares in 2016, and currently beneficially owning approximately 3.8% of the outstanding common stock of the Company. We were disappointed but not surprised to read the Company’s March 28, 2019 letter to stockholders, which we believe materially misrepresented our ongoing efforts to work constructively with the Company to reconstitute the Company's Board of Directors (the "Board"). We believe the letter provides a window into the dysfunction and lack of urgency of the existing Board and provides clues as to why an existing director would be forced to formally nominate highly qualified individuals to the Board in the first place. To be clear, our motivation in putting forth four highly qualified nominees has been to try to improve a Board that is not functioning well in order to address the Company’s prolonged underperformance and poor corporate governance and preserve and maximize value for all stockholders.

As you may know, we previously undertook a successful proxy contest at the 2017 annual meeting of stockholders, resulting in the appointment of Jonathan Duskin to the Board. Since joining the Board, Mr. Duskin has made considerable efforts to mobilize his fellow directors to implement the changes necessary to deliver stockholder value and create a culture of accountability on the Board. Unfortunately, despite these persistent efforts, as a single voice on a seven (7) person Board, and a single voice on the six (6) person Nominating and Corporate Governance Committee, the Board has not adopted the meaningful changes we believe are desperately needed at Citi Trends. Even though the Board agreed it needed to refresh itself not a single director was willing to step down from the Board this year and there is no evaluation process in place to ensure the Board is properly refreshed.

Our many attempts to avoid a public battle were rejected

Over the past several weeks, Mr. Duskin has reached out to the Board and expressed his belief that the Company needs to undertake a Board refreshment. While the Board agreed a refresh was necessary, the Board has only been willing to increase the size of the Board to add new directors rather than hold itself accountable and replace incumbent long-tenured directors with new highly-qualified, independent directors who would bring much needed fresh perspectives and more relevant experience and skill sets to the Board.

Most recently, we proposed what we believed was an incredibly reasonable compromise to avoid the expense and distraction of a proxy fight. We proposed that the Board add two new independent directors to the Board for election at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) - one of Macellum’s nominees and one director candidate that would be mutually agreed upon, which could include one of Macellum’s other nominees. In addition, in the spirit of moving forward constructively, our proposal suggested that just one incumbent director resign at the 2019 Annual Meeting and an additional incumbent director step down at the 2020 annual meeting of stockholders (the “2020 Annual Meeting”). This was in response to the Company’s proposal that one of Macellum’s nominees be added to the Company’s slate for the 2019 Annual Meeting and the Board undertake a search for a second independent director to be added by December 31, 2019 without stockholder approval. The Company’s proposal did not contemplate any incumbent director stepping down from the Board until the 2020 Annual Meeting.

Our most recent proposal was merely an acceleration of the process the Board allegedly wished to undertake, with a further effort to right-size the Board by the 2020 Annual Meeting. However, much to our disappointment, the offer was summarily rejected, despite the Company’s own acknowledgement that they found Macellum’s nominee, Peter Sachse, qualified to join the Board despite never asking to interview him. Given the urgent need to address the Company’s underperformance, we cannot find any rational explanation for why the Board would want to delay effecting meaningful changes to unlock stockholder value, which the Board has itself agreed are in the best interest of stockholders. Instead, the Board seems ready to spend another $2.5 million of stockholder money, to protect incumbent seats on the Board, after it spent approximately $2.5 million during the 2017 proxy fight. Is spending upwards of $5 million worth it to stockholders to keep the status quo? We do not think so.

Macellum formally nominated four highly qualified director candidates for the Board’s consideration because the Board demonstrated no sense of urgency in refreshment

Macellum’s motivation for nominating four director candidates has been to refresh the Board with the most highly qualified directors. Because Mr. Duskin is only one of six directors on the Nominating and Corporate Governance Committee, his voice was continually marginalized forcing us to nominate to preserve our rights as stockholders. Mr. Duskin’s extensive consumer and retail experience enabled Macellum to present a selection of four exceptional candidates for the Board’s consideration to which the Company may not have otherwise had access and which we hoped would save the Company both the time and expense of hiring a search firm. Nevertheless, in the interest of working with the Board, Mr. Duskin was still initially willing to go through a search firm to identify other candidates, to the extent that it was done in a timely and cost-effective manner. Unfortunately, the discussions quickly devolved into the Macellum proposed candidate versus the candidates the legacy directors hoped to identify in the future.

Not about expense reimbursement

The Board would like stockholders to believe that Macellum is holding out to have our expenses reimbursed. We assure you that this is not the case. We believe the Board actually offered us reimbursement as part of their last settlement proposal, however, Macellum rejected this offer because it did not offer the material change that Macellum believes the Company must have if stockholder value is to be created.

Macellum has a substantial amount of capital invested in Citi Trends. The only way for Macellum to make money is for the value of the stock to rise significantly. In our view, the only way for the value of the stock to rise significantly is for there to be material change to the status quo on the Board.

Mr. Duskin is an agent of change to create long term value for the stockholders

The legacy directors would also have you believe Mr. Duskin is only focused on short term value. Mr. Duskin will certainly take credit for aggressively pushing for additional share repurchases and still believes the $80 million cash balance the Company needs is overstated and erroneously derived. If he was not on the Board, we doubt that any further repurchases would have occurred beyond what the Company was forced to do in 2017 during the last proxy fight.

Mr. Duskin’s role as a director makes it impossible for us to detail the inner workings of the boardroom, however, we ask you to consider the following questions when you assess Mr. Duskin’s contributions as a director:

Prior to Mr. Duskin joining the Board, did the Company

•	issue any guidance, either annual or quarterly?
•	have a long-term, annual growth algorithm?
•	have a long-term earnings per share (EPS) target of $4?
•	initiate a Hispanic focused test store, despite having 200 stores with bilingual signage?
•	have a store growth rate commensurate with the long-term goal to have 800 stores?
•	initiate a cost cutting program?
•	more meaningfully engage with its stockholders and provide any vision about the future of the Company?

Despite Mr. Duskin’s considerable efforts and the progress made during his tenure, it is still not nearly enough change. Additional operational changes urgently need to occur, but the Board’s willingness to maintain the status quo has been an obstacle to continued progress and meaningful change.

Manipulating facts and misleading statements

The legacy directors would like stockholders to believe that business has been great and their strategic plan is working. In reality, last year, earnings before interest and taxes (EBIT) has decreased by 1% despite increasing the number of stores by 3.5% (19 additional stores) and relocating or expanding eight stores. Furthermore, the greater part of EPS growth has been the result of a lower share count and lower tax rate rather than an improvement in the Company’s performance. Therefore, we think the Company’s claim that EPS has grown by 59% is particularly misleading especially given that it includes $2.5 million of one-time expenses incurred in connection with the prior proxy contest in 2017. Even though the EPS metric is largely irrelevant because the EBIT is still disappointing, we believe it is still a material misrepresentation. Perhaps running another contest this year is a way to inflate earnings growth next year.

Disappointing and deteriorating results

Since Mr. Lupo was appointed Chairman of the Board in June of 2018 the total stockholder value has fallen 31%. Mr. Lupo has been on the Board since the IPO in 2003, is the longest serving director, and has overseen this disastrous underperformance every step of the way.

Most concerning of all are the recent deterioration of results. Since Bruce Smith was appointed CEO in March of 2018, sales and operating profit have begun a startling slide which appears to be accelerating. Same store sales have fallen from +3.3% in Q2 2018 to 0.6% in Q3 2018, to 0.2% in Q4 2018, and quarter to date Q1 2019 are down a shocking 8% with management guidance of negative 3% for the quarter. If management achieves this same store sales guidance it would be the worst quarter since Q4 2015. Operating profit declines are equally disturbing with Q4 2018 down 9% and Q1 2019 down 10% based on EPS guidance. There is a clear trend that since former Chairman Ed Anderson left and Mr. Smith assumed the CEO position, the Company’s results are steadily declining. Clearly, it appears the Board is failing to provide the proper oversight, support and guidance for Mr. Smith to be effective.

Significantly, one year into the Company’s long term growth goal of achieving $4 per share, they are materially behind the annual trajectory. The Company will fall short of its annual same store sales and earnings growth goal of 3% and 12-15%, respectively, with guidance calling for same store sales to increase 1-2% and earnings to increase 4.5% (as inferred from the Company’s 2019 EPS guidance). As these results show, the Company struggles to achieve success under the current Board and management configuration.

Perhaps that’s why the Company’s valuation at 3.7x trailing twelve month EBITDA is one of the lowest in the sector. Largely due to what we believe is lack of confidence that any stockholder or potential investor could have in the Company’s ability to deliver long-term, sustainable growth.

Let’s not lose sight of the long term underperformance

While most of this letter is focused on performance since the Board lost a contested election in 2017, let’s not forget what caused us to engage with the Company in the first place. Since FY 2009, EBIT has declined from $29.3mm to $25.1mm in FY 2018, or 14%. Also, the Company has spent $222 million on capital expenditures through Q3 of 2018 which resulted in EBIT dollars per store falling 41% to $45K in FY 2018 from $77K in FY 2009. Similarly disappointing, same store sales have been flat since FY 2009 and EBITDA margins have declined by 290 bp in FY 2018. All of this against a back drop of the largest employment gains the core customer has ever experienced.

Macellum owns 18x more stock than Chairman Lupo and 6x more than all the non-executive directors

In the letter, the Company noted that we sold 38,000 shares, or 7% of our entire position, since May 2018. While this is true, we think it is important to also note that Macellum has purchased every share it owns, and as a manager of outside investor money, Macellum cannot control when investors redeem their investment. By contrast, no one on the Board has made an open market purchase for years. Worse, Mr. Lupo has sold over $300K or 30% of his holdings of Citi Trends stock and based on public filings, only owns 27,480 shares despite having served on the Board since 2003. Additionally, unlike Macellum, Mr. Lupo has total control over his decisions to transact in the securities. Given Mr. Lupo’s insignificant ownership in the Company, we have concerns that his interests do not fully align with those of the stockholders.

The path forward

Mr. Duskin has gone to great lengths to work constructively with Citi Trends directors since he joined the Board, as evidenced by our decision to avoid a proxy contest last year and to delay our public announcement of our nomination so we could continue to work with the Company toward an agreement without any distractions or unnecessary attention. Despite our good faith efforts to come to an agreement and achieve meaningful change on the Board, our settlement offers have been repeatedly rejected, seemingly in an effort to project the jobs of the directors rather than the interests of all stockholders. In our view, the failure of the settlement conversations boil down to one point: no legacy director is willing to step down from the Board at the 2019 Annual Meeting. Instead, the Board is only willing to increase the number of directors serving on the Board. We believe this is simply not sufficient and will not result in the urgently needed change in the boardroom or in the Company's performance. Stockholders need change immediately so we can address the Company’s stagnant performance and put the Company on the track to achieve long-term, sustainable, consistent growth. Mr. Duskin, as a single voice of transformation, cannot create value on his own with the status quo and inertia being so strong on the Board. The Board must be reconstituted now.

Our preference has always been to work privately and constructively with the Board and we are still hopeful that we can reach a settlement that will create meaningful change. However, as a significant stockholder with interests that are truly aligned with those of the other stockholders, we are committed to doing what is in the best interest of the stockholders of the Company and will take all actions that we deem necessary to deliver value to all stockholders.

Sincerely,

Jonathan Duskin

Macellum Advisors GP, LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Macellum SPV III, LP, a Delaware limited partnership, together with the other participants named herein (collectively, "Macellum"), intends to file a preliminary proxy statement and accompanying White proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2019 annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation (the "Company").

MACELLUM STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The "Participants" in the proxy solicitation are Macellum SPV III, LP, a Delaware limited partnership ("Macellum SPV"), Macellum Management, LP, a Delaware limited partnership (“Macellum Management”), Macellum Advisors GP, LLC, a Delaware limited liability company ("Macellum GP"), Jonathan Duskin, Theresa R. Backes, Paul Metcalf, Peter R. Sachse, and Kenneth D. Seipel. As of the date hereof, Macellum GP and its affiliates beneficially own, in the aggregate, 494,019 shares of common stock, $0.01 par value per share, of the Company (the "Common Stock"), including 2,397 shares of restricted stock awarded to Mr. Duskin in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time, representing approximately 3.8% of the outstanding shares of Common Stock. As of the date hereof, Macellum SPV directly owns 489,010 shares of Common Stock. As of the date hereof, Macellum GP, as the general partner of Macellum SPV, may be deemed to beneficially own the 489,010 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, Macellum Management, as the investment manager of Macellum SPV, may be deemed to beneficially own the 489,010 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, Mr. Duskin beneficially owns directly 5,009 shares of Common Stock, including 2,397 shares of restricted stock awarded to him in his capacity as a director of the Company, which will vest on June 6, 2019, provided Mr. Duskin is a director of the Company at such time, and, as the sole member of Macellum GP, may be deemed to beneficially own the 489,010 shares of Common Stock beneficially owned directly by Macellum SPV. As of the date hereof, neither Ms. Backes nor Messrs. Metcalf, Sachse or Seipel beneficially own any shares of the Common Stock.

Investor Contact:

Jonathan Duskin

Macellum Management, LP

(212)-956-3008

Jduskin@macellumcap.com

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311 or (888) 368-0379

Info@saratogaproxy.com